Exhibit 10.3
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     AMENDMENT (“Amendment”) made to the Employment Agreement dated as of the Effective Date, as first amended (the “First Amendment”) effective as of December 31, 2008 (as amended, the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Stephen P. Holmes (the “Executive”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to extend the employment term and amend certain other provisions of the Employment Agreement as set forth below.
     NOW, THEREFORE, effective as of November 19, 2009, the Employment Agreement is hereby amended as follows:
     1. The second sentence of Section II of the Employment Agreement is hereby amended and restated in its entirety as follows:
“The Executive’s duties as an executive officer of the Company shall be the duties and responsibilities inherent in the position of Chief Executive Officer, including such duties and responsibilities as the Board shall assign, and shall specifically include (i) leading the executive team of the Company, (ii) communicating on a substantial basis with public company shareholders and investors in connection with the Company and (iii) setting and implementing the strategic direction for the Company.”
     2. The first paragraph of Section III of the Employment Agreement is hereby amended and restated in its entirety as follows:
“The period of the Executive’s employment under this Agreement (the “Period of Employment”), which began on the Effective Date and was automatically extended, pursuant to the terms of the Employment Agreement, following its original termination on July 31, 2009, for an additional year, shall continue at the end of such additional year, upon the same terms and conditions as amended from time to time, for a period of three years commencing on August 1, 2010 and ending on July 31, 2013, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that, subject to Section VII(c)(ii) below, neither party hereto shall have any obligation hereunder or otherwise to consummate any such extension or any new agreement relating to the Executive’s employment with the Company.”
     3. Sections IV(b), VI, VII(b) and VII(d) of the Employment Agreement are hereby amended to replace references to “annual bonus” and “Annual Bonus” with “annual incentive compensation” and “Annual Incentive Compensation,” respectively.
     4. Section VII(a)(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(i) The Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), subject to Section XX, an amount equal to 299% multiplied by the sum of:
     (A) the Executive’s then current base salary, plus
     (B) an amount equal to the highest Annual Incentive Compensation paid to the Executive with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event shall the amount under this Section VII (a)(i)(B) exceed 200% of the Executive’s then current base salary.”
     5. Section (d) of the first sentence of Section VII(c)(ii) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(d) commencing upon the expiration of the Period of Employment, the Company does not extend the Period of Employment or enter into a new agreement with the Executive relating to the Executive’s employment with the Company.”
     6. The first sentence of Section VII(c)(ii) of the Employment Agreement is hereby amended by deleting sections (e) and (f) therein and re-designating section (g) as (e).
     7. Section X of the Employment Agreement is hereby amended and restated in its entirety as follows:
“CERTAIN TAXES
(a) Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to the Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the

“Excise Tax”), then the Payment shall be automatically reduced to an amount one dollar ($1) less than an amount that would subject the Executive to the Excise Tax (the “Reduced Amount”); provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided to the Executive, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable Federal, state and local income taxes). The reduction of the Payment to the Reduced Amount, if applicable, shall be made by reducing the payments and benefits in the following order: (i) first, any cash severance payments made pursuant to this Agreement or otherwise shall be reduced starting with the last payment due, (ii) second, any acceleration of vesting of any equity award shall be deferred starting with the latest vesting tranches, and (iii) third, any continued benefits provided to the Executive under Section IV(e) of this Agreement.
(b) All determinations required to be made under this Section X, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, and the assumptions to be used in arriving at such determinations shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Company (the “Accountants”), which shall provide the Executive and the Company with detailed supporting calculations within 15 days after a termination of Executive’s employment or such other event which results in a Payment which could be subject to the Excise Tax. Any determination by the Accountants shall be binding upon the Company and Executive, including for purposes of withholding on amounts payable under this Agreement.”
     8. Sections XIX and XX of the First Amendment are hereby amended by re-designating such sections as Sections XX and XXI respectively.
     9. The Executive hereby agrees and acknowledges that the terms of this Amendment No. 2 shall not constitute grounds for a Constructive Discharge under the Employment Agreement.
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     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 19th day of November 2009.

EXECUTIVE
/s/ Stephen P. Holmes
Stephen P. Holmes

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary R. Falvey
Mary R. Falvey
Executive Vice President and Chief Human Resources Officer

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